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                                                                    EXHIBIT 99.1

Representations from Arthur Andersen LLP

Zomax Incorporated has been advised by Arthur Andersen LLP in a letter dated March 19, 2002, that Arthur Andersen LLP will continue to audit financial statements in accordance with generally accepted auditing standards (GAAS) and applicable professional and firm auditing standards, including quality control standards.